Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our reports dated September 29, 2005, relating to the financial statements and schedule and the effectiveness of internal control over financial reporting of Candela Corporation (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the years ended July 2, 2005 into the Company’s previously filed Registration Statements on Form S-3 (No.’s 33-13793 and 33-46056) and Forms S-8 (No.’s 33-18932, 33-29291, 33-35091, 33-37696, 33-37697, 33-37698, 33-55596, 33-73040, 333-15113, 333-88295 and 333-55556.)

/s/ BDO Seidman, LLP

Boston, Massachusetts
September 29, 2005